Exhibit 5.1

October 1, 2020

Board of Directors

Golden Minerals Company

350 Indiana Street, Suite 650

Golden, Colorado 80401

Re:        Registration Statement on Form S-3 relating to sales of up to 11,250,000 shares of common stock of Golden Minerals Company by the Selling Stockholders named therein

Gentlemen:

We have acted as counsel to Golden Minerals Company, a Delaware corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), 11,250,000 shares (the “Shares”) of the Company’s common stock, $.01 par value, comprised of (i) 7,500,000 shares of the Company’s common stock issuable upon the exercise of 7,500,000 Series A warrants and (ii) 3,750,000 shares of the Company’s common stock issuable upon the exercise of 3,750,000 Series B warrants for resale by the Selling Stockholders named in the Registration Statement, to the public from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

In rendering the opinions below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, as amended, and Bylaws, both as currently in effect, and such other documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Colorado and of the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law. We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Delaware.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Series A and Series B warrants, as applicable, will be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and to the filing of this opinion as an Exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP